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                                                                     EXHIBIT 4.2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment (the "Amendment"), dated December 1, 2004, and effective as of August 31, 2004 and executed among Rocky Shoes & Boots, Inc., an Ohio corporation, (the "Company") and Computershare Investor Services, LLC ("Computershare"), a Delaware limited liability company, hereby amends the Rights Agreement between the Company and Fifth Third Bank, an Ohio banking corporation ("Fifth Third") dated as of November 5, 1997 (the "Rights Agreement").

                               W I T N E S S E T H

         WHEREAS, the Company and Fifth Third previously entered into the Rights Agreement, pursuant to which Fifth Third was appointed to serve as the Rights Agent; and

         WHEREAS, Fifth Third has resigned as Rights Agent and the Company has accepted such resignation and desires to appoint Computershare as successor Rights Agent under the Rights Agreement, and

         WHEREAS, in connection with the resignation of Fifth Third as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company and Computershare desire to amend the Rights Agreement in certain respects.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

         Section 1. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

         Section 2. Waiver of Prior Written Notice. The Company and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

         Section 3. Amendment of Rights Agreement. The Rights Agreement shall be further amended as follows:

         (a) "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement, Exhibits and other attachments for "Fifth Third Bank," including substituting all abbreviations therefore.

         (b) Section 1(c) is hereby amended by deleting the definition of "Business Day" in its entirety and substituting the following definition:

                      "Business Day" shall mean any day other than a Saturday,
             Sunday, or a day on which the New York Stock Exchange is closed.


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         (c) Section 21 is hereby amended by deleting from the fifth sentence:
"... so long as such corporation is authorized to do business as a banking institution in the State of Ohio ..." and replacing it with: "...so long as such corporation is authorized to do business in the State of Ohio..." Furthermore, "$50 million" is hereby deleted and replaced with "$10 million."

         (d) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

             Computershare Investor Services, LLC
             Two North LaSalle Street
             Chicago, Illinois 60602
             Attention:  Relationship Manager

             with a copy to:

             Computershare Investor Services, LLC
             Two North LaSalle Street
             Chicago, Illinois 60602
             Attention:  Cindy Nisley


         (e) Section 32 is hereby modified to reflect that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois.

         Section 4. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

         Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         Section 6. Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.


                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.


                                      ROCKY SHOES & BOOTS, INC.


                                      By:    /s/ James E. McDonald
                                         ---------------------------------------
                                          James E. McDonald, Vice President and
                                           Chief Financial Officer


                                      COMPUTERSHARE INVESTOR
                                      SERVICES, LLC


                                      By:    /s/ Cynthia Nisley
                                         ---------------------------------------
                                      Its:    Director, Relationship Management
                                          --------------------------------------




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